                                                                  EXHIBIT 12.1

                        HUNTSMAN PACKAGING CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                      YEAR ENDED DECEMBER 31,              PRO FORMA
                                                                           YEAR ENDED
                            --------------------------------------------  DECEMBER 31,
                              1993    1994     1995     1996      1997        1997
                            ------- -------  ------- ---------  --------  ------------
                                           (IN MILLIONS)
Income (loss) before
 income taxes and
 extraordinary item........  $ 4.0    $ 7.4   $ 4.0     $(7.4)   $ 1.2       $(6.2)
Fixed charges:
 Interest expense..........    6.6      7.6     8.8      11.7     16.6        22.8
 Rental expense (33%) .....    0.6      0.6     0.7       0.7      0.9         1.1
                            ------- -------  ------- ---------  ------- --------------
 Total fixed charges.......    7.2      8.2     9.5      12.4     17.5        23.9
Earnings before income
 taxes and fixed charges ..  $11.2    $15.6   $13.5     $ 5.0    $18.7       $17.7
                            ======= =======  ======= =========  ======= ==============
Ratio of earnings to fixed
 charges...................    1.6x     1.9x    1.4x      0.4x(1)  1.1x        0.7x(1)
                            ======= =======  ======= =========  ======= ==============

------------
(1) For the year ended December 31, 1996 and the pro forma year ended December 31, 1997 earnings were insufficient to cover fixed charges by $7.4 million and $6.2 million, respectively.